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                                                               Exhibit 10.12.2

April 23, 1996

Mr. Thomas Wiens, Chairman
Recycling Industries, Inc.
384 Inverness Drive South, Ste. 211
Englewood, Colorado  80112

Dear Tom:

This proposal is a revised amendment to the $4,000,000 credit line proposed for Recycling Industries, Inc. and its subsidiaries. The following outlines the additional acquisition financing for Recycling Industries, Inc. to acquire Weissman Iron & Metal and supersedes the proposal dated April 17, 1996:

1.   ADDITIONAL CREDIT LINE: $6,000,000 - $7,000,000 (Total of $10,000,000 -
     $11,000,000 assuming $4,000,000 credit line is in place at the time of the acquisition.)

     (A) Advances up to 80% of eligible accounts receivable (85% if dilution is less than 5%, subject to concentration analysis, and account debtor creditworthiness). Eligibility up to 90 days past invoice date.

     (A) Advances up to 50% of eligible raw materials and finished goods inventory. Sublimit on inventory not to exceed $500,000 (subject to appraisal and periodic inventory certificates).

     (C) Term loan up to the lesser of $3,000,000 or 80% of the orderly liquidation value of machinery and equipment (48 - 60 month amortization).

     (A) Term loan on real estate up to the lesser of $1,000,000 or 60% of the Fair Market Value (subject to MAI appraisal by approved CBC appraiser).

     (B) Equipment acquisition facility up to $250,000 with advances at 80% of new equipment less taxes and installation charges and 80% of the appraised liquidation value of used equipment less taxes and installation charges (36 month amortization; subject to appraisal on used equipment).

     (F) Overadvance facility of $1,000,000 to be structured in a manner acceptable to CBC (to be repaid within twelve months). Interest will be at the Bank of America Reference Rate plus 3.00%. The borrower will also issue to CBC the number of warrants equal to $100,000 divided by the market price of the stock at the date of signing the documents with an exercise price equal to the market price of the stock at the date the documents are signed.

2. INTEREST RATE: Advances will be at the Bank of America Reference Rate plus 2.00%. The Overadvance facility will be priced as described above.

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Mr. Thomas Wiens, Chairman
April 23, 1996
Page 2


3.   FACILITY FEE:  An additional $2,500 per quarter.

4. TERM: Term of our agreement will be three (3) years. (A one or two year option is available).


5. LOAN ORIGINATION FEE: A closing fee of .75% of the total committed line will be due and payable at funding.

6.   FLOAT DAYS:  Three (3) business days.

7.   EARLY TERMINATION FEE:  3% of the total Credit Line for year 1, 2% for year
                             2, and 1% for year 3.

8.   CONDITIONS PRECEDENT:

     (A)  No accounts payable over 90 days past due at date of funding.

     (B)  Minimum loan availability of $200,000 at funding.

     (A)  All applicable taxes to be current at date of funding

     (B) Receipt of audited or reviewed financial statements on all borrowers and ongoing audited financial statements including periodic inventory reviews as specified by CBC.

     (C) Inventory, equipment, and real estate appraisals by approved CBC appraisers as needed including updated and re-issued appraisal of machinery and equipment.

     (F) First security interest on all company assets including accounts receivable, inventory, real estate, machinery and equipment.

     (G)  Additional equity investment of $5 - 7 million.

     (H) CBC providing $4 million working capital financing to Recycling Industries, Inc. and its subsidiaries.

     (I)  Cross collateralization and cross guarantees as needed.

9. DEPOSIT: In connection with your request for financing, it will be necessary for us to make certain financial, legal and collateral investigations and determinations. If this proposal is acceptable to you, we request a deposit of $22,000 with $17,000 due now to defray audit, real estate appraisal, and due diligence expenses, and $5,000 upon approval for a legal expense deposit. If the deposit exceeds the expenses incurred, the difference will be promptly refunded at the conclusion of our negotiations or credited to your loan origination fee. If the expenses exceed the deposit amount given, the difference is the responsibility of the borrower up to an overall audit, due diligence, appraisal cap of $27,000 (legal expenses cannot be capped). All equipment appraisal expenses are the responsibility of the borrower. (No desktop appraisals accepted.)

The purpose of this letter is to express our interest and it should not be viewed as a commitment to fund. Any funding would require final approval by our Credit Committee and other items customary to asset based lending, including minimum interest, as well as documentation acceptable to ourselves and our attorneys.

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Mr. Thomas Wiens, Chairman
April 23, 1996
Page 3


If the foregoing correctly sets forth your understanding of the financing arrangements stated herein, please submit your deposit along with a signed copy of this letter so that we may proceed.

Unless accepted by you and as so accepted, received by us by the close of business on May 1, 1996 with the deposit referred to above, this proposal shall expire at such time.




We look forward to continuing to work with you and your associates on this transaction.


Sincerely,

COAST BUSINESS CREDIT


Bruce Ellman                           Stanton C. Marcus
Assistant Vice President               Senior Vice President
Marketing Officer                      Director of Marketing

cc:  Roy Schwartz, Ally Capital Market Group
     Kim Wilson, Coast Business Credit


Agreed & Acknowledged:


Recycling Industries, Inc.


By:  _________________________

Title:  ______________________